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                                                                     EXHIBIT 5.1


               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                           Boston, Massachusetts 02111


701 Pennsylvania Avenue, N.W.                          Telephone: 617/542-6000
Washington, D.C. 20004                                 Fax: 617/542-2241
Telephone: 202/434-7300                                www.mintz.com
Fax: 202/434-7400


                                  July 8, 1999


Ibis Technology Corporation
32 Cherry Hill Drive
Danvers, Massachusetts 01923

Ladies and Gentlemen:

         You have requested our opinion with respect to the legality of up to 2,000,000 shares of Common Stock, $.008 par value (the "Shares"), to be issued by Ibis Technology Corporation (the "Company") pursuant to a Registration Statement on Form S-3 filed by the Company on or about July 8, 1999 (the "Registration Statement") with the Securities and Exchange Commission for a public offering of the Shares.

         In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement will be validly issued, fully paid, and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Mintz, Levin, Cohn, Ferris
                                              Glovsky and Popeo, P.C.
                                          ------------------------------
                                          MINTZ, LEVIN, COHN, FERRIS,
                                          GLOVSKY AND POPEO, P.C.